Exhibit 10.4

Jeffrey T. Bowman
President & Chief Executive Officer
August 1, 2012

Mr. William B. Swain, Jr.
825 Loridans Circle
Atlanta, GA 30342

Re:    Executive Vice President, & Chief Financial Officer

Dear Bruce,
Consistent with our recent conversations, this letter (including the Confidentiality and Non-Solicitation Agreement attached as Exhibit A hereto, collectively the “Offer Letter”) sets forth the terms and conditions of your employment with Crawford & Company (“Crawford” or the “Company”). If you choose to accept, please sign and date below and return the executed letter to my attention.
1.    Title and Duties. You are employed as the Executive Vice President, & Chief Financial Officer. In this capacity you will be based in Atlanta, Georgia, and are reporting to Crawford's President and Chief Executive Officer. Your Grade Level is E19. You are expected to perform such duties and responsibilities customary to this position and as are reasonably necessary to the operations of the Company. You are expected to comply with all provisions of the Company's Employee Handbook and any other Company policies that may be in effect from time to time during your employment. The Company reserves the right to change any and all of its policies, including its benefit and compensation plans, and the specific duties of your position.

2.    Compensation.

(a)Base Salary. Your annual base salary is $400,000, less all applicable deductions and withholdings (“Base Salary”), payable bi-weekly in accordance with the Company's standard payroll practices. Your Base Salary will be reviewed annually, and any increases will be effective as of the date determined by Crawford's executive management team. Because your position is exempt from overtime pay, your Base Salary will compensate you for all hours worked.

(b)Bonus. You are eligible to participate in the Crawford Short Term Incentive Plan (“STIP”). Your STIP Target Bonus is 36% of your Base Salary, with a maximum STIP bonus of 90% of your Base Salary. Any STIP bonus will be payable in accordance with the STIP terms, and will be subject to applicable withholding taxes.

(c)You are also eligible to participate in the Crawford Long Term Incentive Plan (“LTIP”). LTIP awards are granted pursuant to the terms of the LTIP by Crawford's Board of Directors. To the extent granted, awards are typically paid in February of each calendar year.

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10.4

3.    Employee Benefits. You are eligible to participate in the employee benefit plans and programs maintained by the Company and offered to executive level employees from time to time, to the extent you otherwise qualify under the provisions of any such plans which are incorporated herein by reference. The Company reserves the right to modify its benefit offerings as it deems appropriate. The Company's current vacation policy provides you with four weeks paid vacation per calendar year.

4.    Auto Allowance. During the term of your employment, at the your option, the Company shall either (i) provide an automobile suitable for your purposes, with an acquisition value not to exceed $60,000, or (ii) an auto allowance of $11,520.00 annualized, payable bi-weekly in accordance with the Company's standard payroll practices and subject to withholding taxes pay, all in accordance with the Company's automobile program.

5.    Severance. In the event your employment with the Company should be terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, as solely defined by the Chief Executive Officer, the Company agrees that you will be paid severance compensation, in lump sum, in an amount equal to: (i) eighteen months of your then current monthly base salary plus (ii) the pro-rated amount of any bonus which would have been earned for the performance year in which the termination occurs, provided all applicable performance conditions are met, all subject to withholding for all applicable taxes, payable as soon as is practicable following the termination of employment (subject to required waiting periods under Section 409A of the Internal Revenue Code or any other applicable statute or regulation). Your receipt of any such severance payment is subject to execution by you and Crawford of an agreement achieving mutually acceptable terms on matters pertaining to:
(a)return of all Crawford property, documents, or instruments;
(b)no admission of liability on the part of Crawford;
(c)general release of any and all claims;
(d)non-disclosure of the arrangements;
(e)non-solicitation of employees and customers;
(f)non-competition;
(g)cooperation, and
(h)non-disparagement.

6.    At-Will Employment. Your employment with the Company is for no specified period of time. Your employment relationship will remain at-will and either you or the Company may terminate the relationship at any time, for any reason.

7.    Confidentiality and Non-Solicitation. The salary and benefits outlined in this letter are contingent upon your execution of the Confidentiality and Non-Solicitation Agreement attached hereto as Exhibit A.

8.    Enforceability; Governing Law. This letter, and all claims arising out of or related to this letter, will be governed by, enforced under and construed in accordance with the laws of the State of Georgia without regard to any conflicts or conflict of laws principles in the State of Georgia that may result in the application of the law of any other jurisdiction. The failure of either party at any time to require performance by another party of any provision of this letter will not constitute a waiver of that party's right to require future performance.

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10.4

9.    Entire Agreement. The provisions contained herein, incorporated herein by reference, and in Exhibit A hereto constitute the entire agreement between the parties with respect to your employment and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to your employment.

10.    Modification. No modification of this letter shall be valid unless in writing and signed by you and the President and Chief Executive Officer of Crawford.

By signing this letter, you acknowledge that (a) you are not guaranteed employment for any definite duration and that either you or the Company may terminate your employment relationship with the Company at any time, for any reason, (b) you were given the opportunity to consult with an attorney of your choosing prior to executing this offer letter, and (c) except as set forth herein, no promises or inducements for this letter have been made, and you are entering into the offer letter without reliance upon any statement or representation by the Company or its agents concerning any material fact.
Please contact me with any questions or issues that you may have concerning this Offer Letter.

Best regards,

/s/ Jeffrey T. Bowman

Jeffrey T. Bowman
Agreed and Accepted:
/s/ W. Bruce Swain, Jr.         8/2/2012
W. Bruce Swain, Jr.                Date

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10.4

Exhibit A
CRAWFORD CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

This Agreement is made between William B. Swain, Jr. ("Employee") and Crawford & Company (“Crawford” or “the Company”). In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration including, but not limited to, the employment of Employee by Crawford, the wages offered and to be paid to Employee by Crawford during Employee's employment, the training the Employee will receive from the Company regarding compliance and the methods and operations of the Company at considerable expense to the Company, and access to and knowledge of the Company's confidential information and trade secrets the Employee will receive, the parties hereto agree as follows:

1.    Definitions:

a.	“Company” means Crawford & Company, along with its subsidiaries, parents, affiliated entities, and includes the successors and assigns of Crawford or any such related entities.

b.	“Business of Crawford” means claims management, adjusting, administrative services and other services provided by Crawford from time to time.

c.
“Confidential Information” means information about the Company and its Employees and/or customers which is not generally known outside of the Company, which employee learns of in connection with employee's employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, price lists, and recruiting strategies; (2) the nature, origin, composition and development of the company's products and services; (3) proprietary information and processes, and intellectual property; and (4) customer information and the manner in which the Company provides products and services to its customers.

d.	“Trade Secrets” means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act or similar state law.

2.    Duty of Confidentiality. Employee agrees that during employment with the Company and for a period of two (2) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information (so long as the information remains confidential) without prior written consent of the Company. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee's supervisor(s) or an officer of the Company. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure.

3.    Non-Disclosure of Trade Secrets. Employee agrees that during employment with the Company and indefinitely following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Trade Secrets (so long as the information remains a Trade Secret under Georgia Law) without prior written consent of the Company. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee's supervisor(s) or an officer of the Company.

4.    Non-Disclosure of Personal Information. Employee acknowledges that during the course of their employment they may obtain information regarding individuals as a result of services provided to Crawford customers such as (i) claim and personal health information; (ii) social security number; (iii) date of birth; and (iv) salary information (“Personal Information”). Employee agrees:

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Exhibit 10.4

A.    Not to acquire, use nor distribute such Personal Information without the express consent of the subject of such Personal Information, or if state or federal law will allow such acquisition and disclosure of Personal Information without consent.

B.    To acquire, use and/or distribute Personal Information solely for the purposes of carrying out the daily functions of Employee's job.

C.    To disclose Personal Information only to authorized third parties. These agencies may include, but are not necessarily limited to, independent review agents, claims adjusters, benefits administrators, attorneys and employers.

D.    To limit access to computerized Personal Information solely to staff, authorized users and administrative personnel and will abide by all security measures designed to assure that unauthorized personnel are not afforded access to Personal Information.

5.    Return of Property and Information. Employee agrees to return all the Company's property within seven (7) days following the cessation of Employee's employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to employee or which employee has developed or collected in the scope of Employee's employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, badges, passes, access cards, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings, or papers.

6.    Non-Solicitation Covenant. Employee agrees that during employment with the company and for a period of twelve (12) months following the cessation of employment, Employee will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Crawford from any of the customers of the Company with whom Employee had direct contact during the last year of Employee's employment with the Company.

This provision does not extend to the customers Employee brought with him to the Company upon the commencement of his employment with the Company. Employee shall be allowed to solicit those customers who were his customers prior to his employment with the Company. Those clients are specifically identified on as agreed to by the parties in Exhibit A attached hereto and incorporated herein.

7.    Non-Recruitment of Employees. While employed by the Company, and for a period of one (1) year following the cessation of employment by Employee, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.

8.    Remedies. The parties agree that this Agreement is reasonable and necessary for the protection of the business and goodwill of Crawford and that any breach of this Agreement by Employee will cause Crawford substantial and irreparable harm entitling Crawford to injunctive relief and other equitable and legal remedies. Moreover, to the extent Employee breaches this Agreement, the time periods set forth herein are continued for the period of Employee's breach of the Agreement. The prevailing party shall be entitled to recover its costs and attorney's fees in any proceeding brought under this Agreement. The existence of any claim or cause of action by Employee against the Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

Exhibit 10.4

9.    Construction of Agreement. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions are in time, territory, or scope of prohibited activities. This Agreement represents the entire understanding between Employee and the Company on the matters addressed herein and supersedes any such prior agreements and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing and signed by both parties. The waiver by the Company of a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by Employee.

10.    At-Will Status. Nothing in this Agreement shall change or alter the status of your employment as being “at-will.” As such, either party may terminate the employment relationship at any time and for any reason.

11.    Choice of Law. This agreement shall be governed and interpreted according to the laws of the State of Georgia.

Employee has carefully read and understands the provisions of this Agreement, and understands that he has the right to seek independent advice or to propose modifications prior to signing the Agreement.

Executed on this 2nd of August , 2012, at
(day) (month) (year)

Atlanta ,     GA
(city)      (state)

/s/ W. Bruce Swain, Jr.              W. Bruce Swain, Jr.
(Employee's Signature)     (Employee's printed name)

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